Exhibit 99.1


                INGLES MARKETS, INCORPORATED RECEIVES ADDITIONAL
                               NOTICE FROM NASDAQ


Asheville, NC - February 22, 2005 - Ingles Markets, Incorporated (NASDAQ:
IMKTE), today announced that on February 16, 2005, the Company received an Additional Delinquency Notice ("the Additional Notice") from the staff of The Nasdaq Stock Market. As previously announced, the Company received an initial notice from Nasdaq due to the failure to timely file its Form 10-K for the year ended September 25, 2004. The Company attended a hearing before the Nasdaq Listing Qualifications Panel ("the Panel") on January 27, 2005. At that hearing, in addition to an extension of time for filing the Annual Report on Form 10-K, the Company requested an extension of time to file its Form 10-Q quarterly report for the first quarter of fiscal 2005 ended December 25, 2004. The Company has now filed its Form 10-K and is working on its December 2004 quarterly financial close and filing of its Form 10-Q.

The Additional Notice received from Nasdaq stated that the Company failed to timely file its Form 10-Q for the quarterly period ended December 25, 2004, as required under Market Place Rule 4310(c)(14). On February 4, 2005, the Company filed a Form 12b-25 (Notification of Late Filing) with respect to its Form 10-Q for the quarter ended December 25, 2004. In its notification, the Company explained that the previously announced delay in the filing of its Form 10-K for fiscal 2004, as a result of an internal inquiry following receipt of an SEC informal investigation, has resulted in the inability of the Company to finalize its financial statements for the quarter ended December 25, 2004, and the related Form 10-Q.

Brenda S. Tudor, the Company's Chief Financial Officer stated, "The Company is working diligently to complete the filing of its Form 10-Q for the December 2004 quarter. We believe once we get this filing completed, we will be able to get back on track with our history of timely filings. We knew at the time we met with the Panel, that we would need additional time to complete the December 2004 filing and requested additional time at that meeting."

The Panel has not rendered its decision on the Company's request that Nasdaq continue the listing of the Company's Class A Common Stock. The Company's stock continues to trade pending such decision. There can be no assurance that the Panel will agree with the Company's request to continue the listing of the Company's Class A Common Stock on The Nasdaq National Market.

This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to restatements of its financial statements. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ultimate resolution of the SEC's inquiry, the outcome of the Listing Qualifications Panel hearing and the Company's ability to become current on its reporting obligations. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed from time to time in Ingles filings with the Securities and Exchange Commission. Ingles does not undertake



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to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.